Greif Announces Retirement of General Counsel Gary Martz

August 26, 2025

Delaware, Ohio – August 26, 2025 – Greif, Inc. (NYSE: GEF, GEF.B), a global leader in industrial packaging products and services, announced today the upcoming retirement of Gary Martz, Executive Vice President, General Counsel and Corporate Secretary, after more than two decades of leadership and service. Mr. Martz will retire from Greif on November 30, concluding a distinguished career that shaped the very legal and operational foundations of the company.

Mr. Martz joined Greif in 2002 as the company’s first in-house counsel and went on to build a global function responsible for corporate governance, compliance, mergers and acquisitions, joint ventures, litigation, the company’s Global Real Estate Services, and other matters. Martz’s work has been integral to the company’s success, with his counsel critical in shaping Greif’s strategic growth and operational resilience over the years.

“Gary has been a foundational force at Greif,” said Ole Rosgaard, President and Chief Executive Officer. “His legal expertise, strategic vision, and deep institutional knowledge have been critical to our global success. His legacy will endure across every part of our business, and we thank him for his exceptional service and leadership.”

In addition to his legal responsibilities, Mr. Martz has held numerous operational and leadership roles at Greif, including President of the Land Management business, interim Chief Administrative Officer for Finance, and Chief Human Resources Officer. His versatility and commitment to Greif’s core values have earned him the respect and admiration of colleagues across the organization.

Prior to joining Greif, Mr. Martz was a partner at Baker & Hostetler LLP in Cleveland, Ohio, where he built a successful legal practice focused on corporate and commercial law. He earned his Juris Doctor from The Ohio State University Michael E. Moritz College of Law and holds a bachelor’s degree from the University of Toledo.

Dennis Hoffman will assume the role of Senior Vice President, General Counsel and Secretary, effective October 1. Mr. Hoffman, who currently serves as Vice President and Deputy General Counsel for Greif, brings extensive experience in corporate law, governance, mergers and acquisitions, joint ventures, and environmental compliance, among other matters, and has worked closely with Gary over the last 15 years. His deep institutional knowledge, business-focused approach, and unwavering commitment to Greif’s values position him ideally to lead the company’s legal function into its next chapter.

About Greif
Founded in 1877, Greif is a global leader in performance packaging located in 40 countries. The company delivers trusted, innovative, and tailored solutions that support some of the world’s most demanding and fastest-growing industries. With a commitment to legendary customer service, operational excellence, and global sustainability, Greif packages life’s essentials – and creates lasting value for its colleagues, customers, and other stakeholders. Learn more about the company’s Customized Polymer, Sustainable Fiber, Durable Metal, and Integrated Solutions at www.greif.com and follow Greif on Instagram and LinkedIn.
Media Contact

TJ Struhs
Director, Corporate Communications
tj.struhs@greif.com | +1 (207) 956-2304